Emergent Capital, Inc. Announces Second Quarter 2018 Results

Boca Raton, Fla., August 20, 2018 – Emergent Capital, Inc. (OTCQX: EMGC) ("Emergent" or the "Company"), today announced its financial results for the three and six month periods ended June 30, 2018.
Second Quarter 2018 Financial Highlights
Total income from continuing operations was $5.6 million for the three month period ended June 30, 2018 compared to $3.5 million for the same period in 2017. Income was impacted by a $10.8 million gain on the maturity of seven policies during the quarter compared to a $2.7 million gain on maturity of three policies for the same period in 2017. Income for the three month period ended June 30, 2018 was negatively impacted by updated life expectancies procured by the Company in respect to the insureds' lives and policy maturities. The updated life expectancy reports implied that in aggregate, the insureds’ health improved, therefore lengthening their life expectancies relative to the prior life expectancies.
The following table provides a summary of the components of income from the Company's life settlements.

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017
Change in estimated probabilistic cash flows	$22,792	$23,181
Premiums paid during period	(22,504)	(21,451)
Change in life expectancy evaluation	(7,156)	(1,091)
Change in discount rates	1,582	—
Realized gain on maturities	10,761	2,743
Change in fair value of life settlements	$5,475	$3,382

Total expenses from continuing operations were $12.0 million for the three month period ended June 30, 2018 compared to $9.9 million for the same period in 2017. The increase was primarily attributable to an increase of $1.8 million on the loss in fair value of the Revolving Credit Facility, $456,000 and $253,000 increase in professional fees and legal fees, respectively. These were offset mainly by a decrease in personnel costs of approximately $110,000.
The Company reported net loss from continuing operations of $9.6 million, or $(0.06) per diluted share for the three month period ended June 30, 2018, compared to a net loss of $6.5 million, or $(0.23) per diluted share for the same period in 2017.
Our loss three months ended June 30, 2018 was impacted by an estimated tax expense of approximately $3.1 million. This amount is principally due to expected income inclusions under the Global Intangible Low-Taxed Income ("GILTI") tax regime, limitations imposed on the use of historical net operating losses ("NOLs"), and interest expense limitations under IRC Sec. 264(a)(4) that are expected to apply when determining tested income for the GILTI inclusion. The Company is evaluating a number of tax planning strategies to help mitigate the impact of the GILTI provisions including its intent and ability to restructure its operations.

Six Months Ended June 30, 2018
Total income from continuing operations was $11.2 million for the six month period ended June 30, 2018 compared to $29.1 million for the same period in 2017. Income was impacted by a $28.0 million gain on the maturity of twelve policies during the quarter compared to a $19.0 million gain on maturity of seven policies for the same period in 2017. Income for the three month period ended June 30, 2018 was negatively impacted by updated life expectancies procured by the Company in respect to the insureds' lives and maturities. The updated life expectancy reports implied that in aggregate, the insureds’ health improved, therefore, lengthening their life expectancies relative to the prior life expectancies.
The following table provides a summary of the components of income from the Company's life settlements.

	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
Change in estimated probabilistic cash flows	$46,137	$45,781
Premiums paid during period	(44,896)	(42,033)
Change in life expectancy evaluation	(19,903)	6,207
Change in discount rates	1,582	(40)
Realized gain on maturities	28,000	19,007
Change in fair value of life settlements	$10,920	$28,922

Total expenses from continuing operations were $21.6 million for the six month period ended June 30, 2018 compared to $33.6 million for the same period in 2017. The decrease was primarily attributable to a decrease of $12.4 million on the loss on the change in fair value of our White Eagle revolving credit facility, a decrease of $297,000 in interest expense and a $427,000 decrease in personnel costs, offset by increases of $981,000 in legal fees and $92,000 in professional fees.
The Company reported net loss from continuing operations of $13.6 million, or $(0.09) per diluted share for the six month period ended June 30, 2018, compared to a net loss of $4.6 million, or $(0.16) per diluted share for the same period in 2017.

Life Settlements Portfolio Highlights
On June 30, 2018, the estimated fair value of the Company’s 596 life insurance policies was $569.4 million compared to $567.5 million for 608 life insurance policies at December 31, 2017. The weighted average discount rate was 15.93% and 15.95% at June 30, 2018 and December 31, 2017, respectively. The aggregate face value of the Company's portfolio of life insurance policies was approximately $2.8 billion as of June 30, 2018.
During the quarter, seven life insurance policies that served as collateral under our revolving credit facility matured with a face value totaling $26.2 million.
As of June 30, 2018, the Company had cash and cash equivalents and certificates of deposit of $27.3 million and a book value per share of $1.16.

About Emergent Capital, Inc.
Emergent (OTCQX: EMGC) is a specialty finance company that invests in life settlements. More information about Emergent can be found at www.emergentcapital.com.

Safe Harbor Statement
This press release may contain certain "forward-looking statements" relating to the business of Emergent Capital, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although Emergent believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Emergent does not assume a duty to update these forward-looking statements.

Company Contact:
Rob Fink
Hayden IR
Phone: 646.415.8972
Email: Rob@HaydenIR.com

IR@emergentcapital.com
www.emergentcapital.com

# # #

-SELECTED FINANCIAL TABLES FOLLOW-

Emergent Capital, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
	(in thousands, except share and per share data)
Income
Change in fair value of life settlements	$5,475	$3,382	$10,920	$28,922
Other income	88	79	234	129
Total income	5,563	3,461	11,154	29,051
Expenses
Interest expense	7,797	8,163	15,401	15,698
Change in fair value of White Eagle Revolving Credit Facility	12	(1,785)	(2,377)	10,046
Personnel costs	939	1,049	1,706	2,133
Legal fees	910	657	2,633	1,652
Professional fees	1,660	1,204	2,899	2,807
Insurance	199	198	396	390
Other selling, general and administrative expenses	529	449	974	913
Total expenses	12,046	9,935	21,632	33,639
Income (loss) from continuing operations before income taxes	(6,483)	(6,474)	(10,478)	(4,588)
(Benefit) provision for income taxes	3,120	—	3,120	—
Net income (loss) from continuing operations	$(9,603)	$(6,474)	$(13,598)	$(4,588)
Discontinued Operations:
Income (loss) from discontinued operations before income taxes	(4)	(35)	(5)	(225)
(Benefit) provision for income taxes	—	—	—	—
Net income (loss) from discontinued operations	(4)	(35)	(5)	(225)
Net income (loss)	$(9,607)	$(6,509)	$(13,603)	$(4,813)
Basic and Diluted income (loss) per share:
Continuing operations	$(0.06)	$(0.23)	$(0.09)	$(0.16)
Discontinued operations	$—	$—	$—	$(0.01)
Net income (loss) - basic and diluted	$(0.06)	$(0.23)	$(0.09)	$(0.17)
Weighted average shares outstanding:
Basic and diluted	155,810,449	28,169,414	155,800,082	28,159,080

Emergent Capital, Inc.
CONSOLIDATED BALANCE SHEETS

	June 30, 2018	December 31, 2017*
	(Unaudited)
	(In thousands except share data)
ASSETS
Assets
Cash and cash equivalents	$8,314	$18,131
Cash and cash equivalents (VIE Note 4)	17,949	13,136
Certificates of deposit	1,014	1,010
Prepaid expenses and other assets	934	617
Prepaid expenses and other assets (VIE Note 4)	30	53
Deposits - other	1,377	1,377
Life settlements, at estimated fair value (Note 15)	1,006	750
Life settlements, at estimated fair value (VIE Note 4 & Note 15)	568,367	566,742
Receivable for maturity of life settlements (VIE Note 4)	47,980	30,045
Fixed assets, net	104	145
Investment in affiliates	2,384	2,384
Total assets	$649,459	$634,390
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$2,019	$2,015
Accounts payable and accrued expenses (VIE Note 4)	1,425	753
Other liabilities	182	451
Other liabilities (VIE Note 4)	48	—
Interest payable - 8.5% Convertible Notes (Note 10)	46	46
8.5% Convertible Notes, net of discount and deferred debt costs (Note 10)	1,139	1,098
Interest payable - 5.0% Convertible Notes (Note 11)	1,432	1,432
5.0% Convertible Notes, net of discount and deferred debt costs (Note 11)	69,222	68,654
Interest payable - 8.5% Senior Secured Notes (Note 13)	124	132
8.5% Senior Secured Notes, net of deferred debt costs (Note 13)	34,056	33,927
White Eagle Revolving Credit Facility, at estimated fair value (VIE Note 4 & Note 9)	353,387	329,240
Current tax liability	3,120	—
Total liabilities	466,200	437,748
Commitments and Contingencies (Note 17)
Stockholders’ Equity
Common stock (par value $0.01 per share, 415,000,000 authorized at June 30, 2018 and December 31, 2017; 159,028,458 issued and 158,420,458 outstanding as of June 30, 2018;158,495,399 issued and 157,887,399 outstanding as of December 31, 2017)	1,590	1,585
Preferred stock (par value $0.01 per share, 40,000,000 authorized; 0 issued and outstanding as of June 30, 2018 and December 31, 2017)	—	—
Treasury Stock, net of issuance cost (608,000 shares as of June 30, 2018 and December 31, 2017)	(2,534)	(2,534)
Additional paid-in-capital	333,844	333,629
Accumulated deficit	(149,641)	(136,038)
Total stockholders’ equity	183,259	196,642
Total liabilities and stockholders’ equity	$649,459	$634,390
 *    Derived from audited consolidated financial statements.

Selected Operating Data (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
End of Period — Policies Owned
Number of policies owned	596	614	596	614
Average age of insured	83.9	82.9	83.9	82.9
Average death benefit per policy	$4,743	$4,729	$4,743	$4,729
Average Life Expectancy — Calculated LE (Years)	8.0	8.7	8.0	8.7
Aggregate Death Benefit	$2,826,863	$2,903,899	$2,826,863	$2,903,899
Aggregate fair value	$569,373	$526,282	$569,373	$526,282
Monthly premium — average per policy	$13.5	$11.5	$13.5	$11.5
Period Maturities
Number of policies matured	7	3	12	7
Average age of insured at maturity	84.6	88.8	84.7	83.5
Average life expectancy - Calculated LE (Years)	3.0	3.5	4.7	3.5
Aggregate death benefit	$26,235	$5,223	$53,935	$43,073
Gains on maturity	$10,761	$2,743	$28,000	$19,007
Proceeds collected	$12,700	$16,173	$36,045	$26,173

Investor Contact:

Investor Relations
Rob Fink
Hayden IR
646.415.8972
IR@emergentcapital.com
www.emergentcapital.com